As filed with the Securities and Exchange Commission on June 11, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Silicon Motion Technology Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. SF-1, No. 36 Taiyuan St.,

Jhubei City, Hsinchu County 302 Taiwan

(Address of principal executive offices, including zip code)

Silicon Motion Technology Corporation

2015 Incentive Plan

(Full title of plan)

PTSGE Corp.

924 Fourth Avenue, Suite 2900

Seattle, WA 98104

(206) 623-7580

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Ordinary Shares, par value US$0.01 per share, under the Silicon Motion Technology Corporation 2015 Incentive Plan	20,000,000	$8.28	$165,600,000	$19,242.72
Total:	20,000,000	$8.28	$165,600,000	$19,242.72

(1)	American depository shares issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (333-125801), as amended, filed with the Commission. Each American depositary share represents four ordinary shares.
(2)	Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(3)	Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share (a) for shares that may be issued under the Silicon Motion Technology Corporation 2015 Incentive Plan is estimated to be $8.28, based on one fourth of the average ($33.13) of the high sales price ($33.84) and the low sales price ($32.41) per share of the registrant’s common stock as reported on the NASDAQ Global Market System on June 9, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the plan covered by this Registration Statement, as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed by Silicon Motion Technology Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) Reports of the Registrant on Form 6-K filed January 7, 2015, January 9, 2015, January 27, 2015, April 9, 2015, April 27, 2015, and April 28, 2015;

(b) The Registrant’s Annual Report on Form 20-F filed April 30, 2015; and

(c) The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A with the Commission on June 23, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provides for the indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8. EXHIBITS.

Exhibit Number	Description

4.1	Silicon Motion Technology Corporation 2015 Incentive Plan

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte & Touche, Independent Registered Public Accounting Firm.

23.2	Consent of Conyers Dill & Pearman (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan on June 11, 2015.

SILICON MOTION TECHNOLOGY CORPORATION

/s/ Wallace C. Kou
By:	Wallace C. Kou
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James Chow and Wallace C. Kou, and each of them, his or her true and lawful attorneys-in-fact, each with the power of substitution and resubstitution, for him or her in his or her name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wallace C. Kou Wallace C. Kou	President, Chief Executive Officer, and Director (principal executive officer)	June 11, 2015

/s/ Riyadh Lai Riyadh Lai	Chief Financial Officer (principal financial and accounting officer)	June 11, 2015

/s/ James Chow James Chow	Chairman of the Board of Directors	June 11, 2015

/s/ Steve Chen Steve Chen	Director	June 11, 2015

Tsung-Ming Chung	Director

Lien-Chun Liu	Director

/s/ Yung-Chien Wang Yung-Chien Wang	Director	June 11, 2015

Han-Ping D. Shieh	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Silicon Motion Technology Corporation 2015 Incentive Plan

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte & Touche.

23.2	Consent of Conyers Dill & Pearman (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Silicon Motion Technology Corporation has signed this Registration Statement or amendment thereto in Taipei, Taiwan, on June 11, 2015.

By:	/s/ Wallace C. Kou
Wallace C. Kou
President and Chief Executive Officer